Exhibit 8.1

August 7, 2018

TPG RE Finance Trust, Inc.

888 Seventh Avenue, 35th floor

New York, NY 10106

Re: Qualification as a Real Estate Investment Trust

Ladies and Gentlemen :

We have acted as counsel to TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), with respect to the offer and sale from time to time of common stock, par value $0.001 per share, of the Company, preferred stock, par value $0.001 per share, of the Company, debt securities, warrants to purchase debt or equity securities of the Company, subscription rights to purchase debt or equity securities of the Company, purchase contracts and units consisting of two or more of the foregoing. You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement, dated as of July 19, 2017, as amended and supplemented;

3.	the Articles of Amendment and Restatement of TPG RE Finance Trust CLO Sub-REIT (“Sub-REIT”), dated as of March 30, 2018, as amended and supplemented;

4.	the Limited Liability Company Agreement of TPG RE Finance Trust Holdco, LLC, dated as of November 13, 2014, as amended;

5.	the Stockholders’ Agreement, dated as of December 15, 2014, by and among the Company and the Stockholders (as defined therein); and

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	901 East Byrd Street, Suite 1500 Richmond, Virginia 23219 Tel +1.804-327-6300 Fax +1.804-327-6301 www.velaw.com

August 7, 2018 Page 2

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2018, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.

during its short taxable year ending December 31, 2018, and future taxable years, Sub-REIT has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Sub-REIT (the “Sub-REIT Officer’s Certificate,” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), true for such years;

4.

the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year;

5.	Sub-REIT will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

6.	no action will be taken by the Company or Sub-REIT after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. We are not aware of any facts that are inconsistent with, or that would cause us to question the accuracy and completeness of, the factual representations contained in the Officer’s Certificates. Where the factual representations in the Officer’s Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

August 7, 2018 Page 3

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)

the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2014 through December 31, 2017, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable years ending December 31, 2018 and thereafter; and

(b)	the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or Sub-REIT’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificates.

The foregoing Tax Opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP